Exhibit 99

For Immediate Release

Contact Info:

Marty Filogamo, Marketing Director	Kendall Rieman, CFO
Farmers & Merchants Bancorp, Inc.	Croghan Bancshares, Inc. Treasurer
419.446.2501	419.355.2222

THE FARMERS & MERCHANTS STATE BANK ANNOUNCES

AGREEMENT TO ACQUIRE THE CUSTAR BRANCH OF

CROGHAN COLONIAL BANK

ARCHBOLD, Ohio (August 7, 2013) – Paul Siebenmorgen, President and CEO of The Farmers & Merchants State Bank, headquartered in Archbold, Ohio (“F&M”), and Rick Robertson, President and CEO of Croghan Colonial Bank, headquartered in Fremont, Ohio (“Croghan”), jointly announced today that F&M has entered into an agreement with Croghan to acquire the Custar, Ohio branch of Croghan as well as the loans and deposit liabilities of the branch. The branch has approximately $29.5 million in deposits as of June, 2013.

The transaction is subject to regulatory approval and other customary closing conditions. It is expected that the transaction will be consummated during the fourth quarter of 2013. The financial terms of the transaction were not disclosed.

Commenting on the transaction, Mr. Siebenmorgen stated, “We are very pleased to continue our expansion with this transaction. The Custar office will complement our existing branch network, including expanding our presence in Wood County, and allow us to provide the high level of service for which our community bank is known. We look forward to being part of the Custar community.”

Mr. Robertson commented, “Both banks have been growing and have strategic priorities. We believe the Custar market is an excellent fit for Farmers & Merchants, and we are confident that the Custar market will be well served by Farmers & Merchants.”

About The Farmers & Merchants State Bank

The Farmers & Merchants State Bank, headquartered in Archbold, Ohio provides commercial banking, retail banking and other financial services through its 21 offices with locations in Fulton, Williams, Henry, Defiance, Lucas and Wood counties of Northwest Ohio and in DeKalb and Steuben counties in Indiana. It is a wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc. (OTC Bulletin Board: FMAO), a bank holding company with assets of approximately $949 million, also based in Archbold, Ohio.

About Croghan Colonial Bank

Croghan Colonial Bank is a wholly owned subsidiary of Croghan Bancshares, Inc., a bank holding company headquartered in Fremont, Ohio. Croghan, founded in 1888, is engaged in the commercial and retail banking business, and provides a variety of other financial services through its Main Office and 13 branch offices in Sandusky, Huron, Seneca, Erie, Wood and Ottawa Counties of Northwest Ohio. Additional information on Croghan can be found on its website: www.croghan.com.

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